                                         N E W S   R E L E A S E

TALISMAN ANNOUNCES FIRST OIL FROM MLN FIELD IN ALGERIA

Calgary, Alberta, July 7, 2003 – Talisman Energy Inc. reported that its subsidiary, Talisman (Algeria) B.V. (“Talisman Algeria”), has started oil production from the Menzel Lejmat North (MLN) field in Algeria and has completed the initial commissioning of oil processing and storage facilities in the field. The MLN program, operated by Burlington Resources Inc., is developing the first of a series of discoveries made on Block 405a. The block is situated in the Berkine Basin near the city of Hassi Messaoud, approximately 435 miles southeast of Algiers. The MLN field was discovered in 1996.

“We are pleased that development has been completed on schedule,” said Dr. Jim Buckee, President and Chief Executive Officer. “Production from MLN is an important piece of our growth profile in the second half of 2003.  We look forward to increased production from the area with the MLSE field coming on production in early 2006.”

Initial gross production of approximately 14,000 bbls/d of oil is expected to increase to 33,000 bbls/d in late 2003, contingent upon the connection of additional wells in satellite fields, completion of natural gas compression facilities and receipt of necessary regulatory approvals. Talisman Algeria has a 35% working interest in the Production Sharing Contract on Block 405a. Burlington Resources Inc. holds a 65% working interest and Sonatrach, Algeria’s national oil company, maintains a royalty interest on the block.

The MLN field and four nearby satellite oil fields on the block’s northern portion are being developed in this initial phase. Subsequent phases of development are targeted for the 2006-2007 timeframe and are planned to include several fields with oil and large natural gas and condensate reserves on the block’s southern portion.

In addition, the Sonatrach-operated Ourhoud Field in Algeria, in which Talisman Algeria has a 2% participation, established initial oil production in late 2002.

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on Toronto Stock Exchange in Canada and the New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Investor Relations & Corporate Communications

Phone:

(403) 237-1196

Fax:

(403) 237-1210

E-mail:

tlm@talisman-energy.com

Website:

www.talisman-energy.com

Forward Looking Statements:  This press release contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, including  expected production increases from Algeria in 2004 and 2005 and future development, (often, but not always, using words such as “expects” or “expected”, “look forward”, “targeted” or stating that certain actions, events or results “may”, or “will” be taken, occur or be achieved).  Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties that could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas, including the connection of additional wells in satellite fields and completion of natural gas compression facilities; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, and the success of exploration and development projects; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks);  risks in conducting foreign operations;  and the possibility that government policies may change or governmental approvals may be delayed or withheld.  Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s Annual Report under the headings “Management’s Discussion and Analysis – Liquidity and Capital Resources”, “Risks and Uncertainties” and “Outlook “ as well as in Talisman’s other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.  Forward-looking statements are based on the estimates and opinions of the Company’s management at the time the statements are made.  The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

15/03